ACQUISITION OF NEW SUBSIDIARY NOT PROCEEDING

Hackensack, New Jersey, November 5, 2004/ - K-Tronik International Corp. (“K-Tronik”) (OTCBB: KTRK) will not be proceeding with its agreement (the “Dacos Agreement”) to acquire 100% of Dacos Technologies, Inc. (the “Target”), a South Korean company.

As a condition of closing, the Target was expected to achieve certain sales and profit targets. It has recently been determined that the targets will not be achieved and, as a result, K-Tronik is not proceeding with the acquisition. No funds or deposit were made in connection with this proposed acquisition and the finder’s fee called for as part of this acquisition was conditional upon closing.

K-Tronik is continuing to focus on the growth of its core business: sales of energy technology products.

The management of the company, who take full responsibility for its content, prepared this press release. This press release contains forward-looking statements relating to future events and results that are based on K-Tronik's current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik's ability to successfully develop and market its products, consumer acceptance of such products, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations, and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.